ITEM 77 C (vii)
A Special Meeting of Shareholders of Riggs Prime
Money Market Fund, a portfolio of Riggs Funds, was
held on September 25, 2003.  The following items,
which are required to be reported under this SUB-ITEM
77C, were voted on at the meeting:
To approve or disapprove a proposed Agreement and
Plan of Reorganization pursuant
to which Automated Cash Management Trust, a
portfolio of Money Market Obligations Trust, would
acquire all of the assets of Riggs Prime Money
Market Fund in exchange for Institutional Service
Shares of Automated Cash Management Trust to
be distributed pro rata by Riggs Prime Money Market
Fund to its shareholders, in complete liquidation
and termination of Riggs Prime Money Market Fund.
         Shares voted affirmatively ......128,199,202.020
	Shares voted negatively .........  263,367.310
	Shares abstaining .............    54,895.910

The Definitive Proxy Statement for this Special Meeting was filed with the Securities and Exchange
Commission on August 21, 2003, and is incorporated by reference. (File No. 811-4017)